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                                                                    Exhibit 99.4


                             CONTACT:       Charles Hanson
                                            Chairman & Chief Executive Officer
                                            American Pad & Paper Co.
                                            (972) 733-5421
FOR IMMEDIATE RELEASE
                                            Robert P. Jones/Theresa Schillero
                                            Stan Froelich - Press
                                            (212) 850-5600
                                            Ken Pieper
                                            (972) 663-9390
                                            Morgen-Walke Associates


AMERICAN PAD AND PAPER COMPANY ANNOUNCES KEY OPERATING MANAGEMENT CHANGES


         DALLAS, Texas, June 10, 1998 -- American Pad & Paper Company (NYSE:AGP) today announced a number of key appointments to its financial and marketing and sales groups, effective immediately.

         David N. Pilotte has been appointed to the position of Vice President and Controller, replacing William Solomon who recently left the firm to pursue other opportunities. In his new assignment he will be responsible for all of the Company's accounting activities. Before joining American Pad & Paper, Mr. Pilotte was at Cyrix Corporation where he served as Corporate Controller until its merger with National Semiconductor in December 1997. Prior to Cyrix, Mr. Pilotte held several financial management and staff positions with Baldor Electric, Rockwell International, and Arthur Andersen & Company. Mr. Pilotte received his Bachelor of Science in Business Administration from the University of Florida, his Masters in Business Administration from the University of Houston and he is a Certified Public Accountant.


                                     -more-

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         The Company also announced that H. Craig Stoudt has resigned as
President of the Ampad Division to pursue other interests. The Company is currently conducting a search to fill the position.

         Michael Duboise and Kerri Sibley have been promoted to Vice President, Sales and Vice President, Marketing, respectively in the Ampad Division. Both had previously held positions as National Account Managers in the division. As Vice President, Sales, Mr. Duboise will oversee national sales contracts with Ampad's mass merchant customers. In her new assignment, Ms. Sibley will be responsible for brand management, new product development, and advertising in the Division.

         Mr. Duboise has been with Ampad since 1993. Prior to joining the Company, he was National Account Manager with Stuart Hall. Since joining Ampad in 1995, Kerri Sibley has been primarily responsible for overseeing national sales contracts with several key office product superstores. Ms. Sibley was most recently at Globe-Weis where she was National Sales Manager.

         In the Williamhouse Division, Richard Huntoon and Gregory Maio have been promoted to Vice President of Marketing and Sales and National Sales Manager, respectively. Mr. Huntoon's assignment is a newly created position in which he will oversee all marketing and sales efforts within the Division. Prior to joining Williamhouse in 1996, Mr. Huntoon was Regional Vice President of Sales at Niagara Envelope. In his new assignment, Mr. Maio will be responsible for all field sales efforts at Williamhouse. Mr. Maio was most recently a Regional Sales Manager for the Division which he joined in 1984.

         Commenting on the appointments, Charles Hanson, Chairman and Chief Executive Officer of American Pad & Paper, stated, "We are very pleased to have Michael, Kerri, Rick, and Greg heading up our sales and marketing efforts at Ampad and Williamhouse, and we look forward to having David on the AP&P team. These appointments are part of our strategy of rewarding and attracting talent in the firm and we are confident in their ability to identify and develop future growth opportunities."

                                     -more-

         American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. In its 20 U.S. facilities, the Company manufactures and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include: Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

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